Exhibit 99.1

March 13, 2023

John Marshall Bank’s Financial Condition Remains Strong

Excellent Asset Quality, Robust Liquidity and Well-Capitalized Balance Sheet

Reston, VA – John Marshall Bancorp, Inc. (Nasdaq: JMSB) (the “Company”), parent company of John Marshall Bank (the “Bank”) is providing an update on certain unaudited information pertaining to the Bank’s financial condition.

On Friday, March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver.  The Company is issuing this release to inform our shareholders as well as the customers and employees of the Bank that we are of sound financial condition, our business model differs materially from that of SVB’s and, from what we have deduced from Call Report data and SVB reports, the factors related to their being placed into receivership by the FDIC are, we believe, a function of their unique business model.

SVB was headquartered in Santa Clara, California. Among other segments, SVB provided financial services to startup (early-stage) and venture capital companies.  As disclosed in SVB’s Strategic Actions/Q1’23 Mid-Quarter Update published March 8, 2023, venture capital investing slowed dramatically over the past three quarters.  Absent capital inflows and in the face of rising interest rates, SVB’s client cash consumption was approximately twice as high as pre-2021 levels.  SVB’s deposits declined 12.5% from March 31, 2022 to December 31, 2022.  During that same period of time, SVB’s borrowings increased from less than 1% of equity to greater than 100% of equity.

John Marshall Bank has a long history of financial strength with a conservative operating philosophy.  As of February 28, 2023, the Bank was well-capitalized with a 16.0% total risk-based capital ratio, up from 15.6% at December 31, 2022 and well in excess of the highest 10.5% regulatory requirement (inclusive of the capital conservation buffer).  For the past thirteen consecutive quarters, the Bank has had no non-performing assets or loans which were more than 30 days past due.  Our asset quality remains excellent.  As of February 28, 2023, the Bank continued to have no non-performing assets or loans which were more than 30 days past due.  The Bank increased deposits 4.3% from March 31, 2022 to December 31, 2022.  Deposits have increased from $2.071 billion as of December 31, 2022 to $2.076 billion as of March 10, 2023.  As of March 10, 2023, the Bank had no borrowings.  At December 31, 2022, the Bank had approximately $735 million in liquidity defined as the sum of available cash, unencumbered securities and available secured borrowing capacity at the Federal Home Loan Bank of Atlanta.  From December 31, 2022 to March 10, 2023, the Bank’s liquidity position increased 3.0% to approximately $760 million.

The John Marshall Bank team remains prepared to assist existing, new and SVB customers in our market area with our competitive financial products and services and our well known, outstanding customer service.  We are at the ready to continue to assist businesses and individuals where needed and when appropriate.

For additional information, contact:

Christopher W. Bergstrom (703) 584-0840

Kent D. Carstater (703) 289-5922

About John Marshall Bancorp, Inc.

John Marshall Bancorp, Inc. is the bank holding company for John Marshall Bank. The Bank is a $2.3 billion bank headquartered in Reston, Virginia with eight full-service branches located in Alexandria, Arlington, Loudoun, Prince William, Reston, and Tysons, Virginia, as well as Rockville, Maryland, and Washington, D.C. with one loan production office in Arlington, Virginia. The Bank is dedicated to providing exceptional value, personalized service and convenience to local businesses and professionals in the Washington D.C. Metro area. The Bank offers a comprehensive line of sophisticated banking products and services that rival those of the largest banks along with experienced staff to help achieve customers’ financial goals. Dedicated Relationship Managers serve as direct points-of-contact, providing subject matter expertise in a variety of niche industries including Charter and Private Schools, Government Contractors, Health Services, Nonprofits and Associations, Professional Services, Property Management Companies, and Title Companies. Learn more at www.johnmarshallbank.com.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to the following: changes in interest rates, general economic conditions, public health crises (such as the governmental, social and economic effects of COVID-19), levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines, and other conditions which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

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